EXHIBIT (a)(12)


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     Compulsory Publication in accordance with Section 27 (3) sentence 1 and
 Section 14 (3) sentence 1 of the German Securities Acquisition and Takeover Act
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                                 [Celanese logo]

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                                    Amendment

                                     to the

                   Reasoned Opinion (Begrundete Stellungnahme)

                             of the Management Board

                                       of

                                   Celanese AG
                               Kronberg im Taunus

  pursuant to Section 27 of the German Securities Acquisition and Takeover Act

           concerning the Voluntary Public Takeover Offer (Cash Offer)

     in accordance with Section 29 of the German Securities Acquisition and
                                  Takeover Act

                             for the acquisition of

          All Outstanding Registered Ordinary Shares With No Par Value
                                       of
                                   Celanese AG

                                       by

                      BCP Crystal Acquisition GmbH & Co. KG
                                    Stuttgart

                     an indirect wholly-owned subsidiary of

          Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

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                     Securities Identification Number (WKN);
             International Securities Identification Number (ISIN):
            Celanese Shares: WKN 575300/ISIN DE0005753008 /D 1497A101
            Tendered Celanese Shares: WKN A0AHS1/ISIN DE 000 A0AHS13 Subsequently Tendered Celanese Shares: WKN A0AHS2 /ISIN DE 000 A0AHS21

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On February 6, 2004 Celanese AG's Management Board - pursuant to Section 27 of the German Securities Acquisition and Takeover Act (the "Takeover Act") - approved its Reasoned Opinion (the "Reasoned Opinion") on BCP Crystal Acquisition GmbH & Co. KG's voluntary public takeover offer to the holders of Celanese AG shares to purchase all outstanding registered ordinary shares with no par value at a price of EUR 32.50 per share (the "Offer") that had been published on February 2, 2004.

The Reasoned Opinion was published on the Internet pursuant to Section 27 (3) and Section 14 (3) sentence 1 of the Takeover Act at http://www.celanese.com. Copies thereof may be obtained free of charge from Celanese AG at +49 69 305 16
000. The English version of the Reasoned Opinion is included as an exhibit to the solicitation/recommendation statement on Schedule 14D-9 which was filed by Celanese AG with the Securities and Exchange Commission (the "SEC") and which is principally based on the Management Board's and Supervisory Board's reasoned opinions. Investors may obtain for free the solicitation/recommendation statement on Schedule 14D-9, including the exhibits thereto and other documents filed at the SEC, at the SEC's web site http://www.sec.gov. Copies of the
Schedule 14D-9 may be obtained for free from Celanese AG at +49 69 305 16 000 (in Germany) and 1-908-522-7784 (in the U.S.A.). In addition, the Schedule 14D-9 was published on the internet at Celanese AG's web site http://www.celanese.com.

By a letter dated February 17, 2004 the SEC issued comments on the Schedule 14D-9 asking for certain clarifications and additional information. In response to the SEC's comments, amendments to the Management Board's Reasoned Opinion must be made.

Therefore, Celanese AG's management board has decided to amend its Reasoned Opinion as follows (the "Amendment"):

1. Section VI.4, "Amount and Form of the Consideration Offered - Fairness Opinion of Goldman Sachs", of the Reasoned Opinion of the Management Board is hereby amended by deleting the sixth bullet point of the third paragraph thereof in its entirety and replacing it with the following:

         o "certain other communications from the Company to its shareholders, including information available from the Company's internet homepage, mainly the publication "Celanese in Depth", copies of presentations from investor events and analyst conferences, and Company press releases."

2. Section XII.2, "The Solicitation or Recommendation of the Management Board - Reasons for the Recommendation", of the Reasoned Opinion of the Management Board is hereby amended by deleting the fifth bullet point of the first paragraph thereof in its entirety and replacing it with the following:


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                                       3


         o "the book value of Celanese AG per Celanese Share which is higher than the Offer Price. The Management Board believed that book value per share was generally not an accurate indicator of the value of a public company when compared with the market price of a public company's shares and noted that the book values of Celanese AG's peer companies varied widely, some at a discount and some at a premium, from their traded market values. In particular, the Management Board considered the fact that the year-end book value of Celanese AG per Celanese Share (calculated as shareholders' equity divided by the weighted average number of Celanese Shares) has been higher than the year-end market price of a Celanese Share (based on the closing prices on the XETRA electronic trading system of the Frankfurt Stock Exchange) at all times since Celanese Shares were first traded and that the difference between the year-end book value of Celanese AG per Celanese Share and the year-end market price of a Celanese Share (based on the closing prices on the XETRA electronic trading system of the Frankfurt Stock Exchange) has ranged widely, as a percent of the year-end market price of a Celanese Share, from approximately 184% in 1999 to approximately 90% in 2002. In addition, analysts' coverage of Celanese AG prior to the announcement of the Offer seldom mentioned book value as a basis for valuation. As of September 30, 2003, the book value (unaudited) of Celanese AG per Celanese Share was EUR 41.97, which was EUR 9.47 in excess of the Offer Price."

The amendments stated above pertain only to individual parts of the Management Board's Reasoned Opinion and are to be seen in connection with the complete reasoned opinion. The Management Board recommends that shareholders read the amendments only together with the Management Board's Reasoned Opinion. Provided the Management Board's Reasoned Opinion was not explicitly changed or amended by the amendments stated above, its version published on February 10, 2004 still remains valid.

The Management Board wishes to point out that each shareholder must make his or her own decision as to whether to accept or not accept the Offer by taking into account the overall circumstances as well as his or her individual position and his or her personal assessment of the possibilities as to the future performance of the value and stock-market price of the Celanese Shares. Celanese shareholders receiving the Offer Price in U.S. dollars should also take into account the risk of fluctuations in the EUR/U.S. dollar exchange rate. Subject to applicable laws, the Management Board is not responsible in the event that acceptance or non-acceptance of the Offer should subsequently turn out to have adverse economic effects on any shareholder. Furthermore, the Management Board is not providing an estimate as to whether in future, when determining compensation under the circumstances such as the con-


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                                       4


clusion of a domination agreement, delisting, squeeze-out or conversion, higher or lower amounts than the consideration offered by the Bidder for the Celanese Shares may be determined to which the tendering shareholders are not entitled.

Furthermore, we refer to the information contained in the Management Board's Reasoned Opinion, particularly to the section pertaining to effects of the Offer on shareholders (Section IX. of the Reasoned Opinion).

This Amendment to the Reasoned Opinion will be published on the Internet pursuant to Section 27 (3) and Section 14 (3) sentence 1 of the Takeover Act at http://www.celanese.com. Copies thereof may be obtained free of charge from Celanese AG at +49 69 305 16 000. The availability of the Amendment will be announced in the Borsen-Zeitung. This Amendment to the Reasoned Opinion is published both in German and in English.

The English version of this Amendment will be included as an exhibit to the solicitation/recommendation statement on Schedule 14D-9 to be filed by Celanese AG with the SEC. Investors will be able to obtain for free the solicitation/recommendation statement on Schedule 14D-9, this Amendment and other documents filed at the SEC, at the SEC's web site http://www.sec.gov. Copies of the Schedule 14D-9 and of this Amendment may also be obtained for free from Celanese AG at +49 69 305 16 000 (in Germany) and 1-908-522-7784 (in the U.S.A.). In addition, the Schedule 14D-9 including this Amendment will be published on the internet at Celanese AG's web site http://www.celanese.com.

Kronberg im Taunus, March 2, 2004

Celanese AG

The Management Board